Exhibit 99.2

COMMUNITY HEALTH SYSTEMS COMPLETES

DIVESTITURE OF HOSPITAL LOCATED IN OAK HILL, WEST VIRGINIA

FRANKLIN, Tenn. (April 3, 2023) – Community Health Systems, Inc. (NYSE: CYH) announced today that affiliates of the Company have completed the divestiture of 25-bed Plateau Medical Center in Oak Hill, West Virginia, along with its respective assets, physician clinic operations and outpatient services to affiliates of Vandalia Health for cash consideration of approximately $92 million. The transaction is effective April 1, 2023.

The divestiture of this hospital is among the additional potential divestitures discussed on the Company’s fourth quarter and year-end 2022 earnings call.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 44 distinct markets across 15 states. The Company’s subsidiaries own or lease 78 affiliated hospitals with approximately 13,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

Investor Contacts:	Kevin J. Hammons
President and Chief Financial Officer
615-465-7000
or
Shelly K. Schussele
Senior Director, Investor Relations
615-465-2732
or
Media Contact:	Rebecca Ayer Pitt
Vice President, Corporate Communications
615-465-2750